Exhibit 99.1

Shineco, Inc. Receives Regional Government Merchants Invitation for its Industrial Hemp Business Line

BEIJING, March 26, 2019 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, announced today that the Company received a merchant’s invitation (the “Invitation”) for its industrial hemp business line from Xingshan District People's Government of Hegang City of Heilongjiang province (the “Government”) on March 20, 2019.

As previously disclosed on press release dated March 20, 2019, the Company has established a wholly owned subsidiary, Beijing Tenjove Newhemp Biotechnology Co., Ltd. (“TNB”) on March 13, 2019, to capture growth in the industrial hemp market.

According to the Invitation, the Government has invited TNB to cooperate with Heilongjiang Zhenye Agricultural Technology Development Co., Ltd. for industrial hemp business in the Xingshan District of Hegang City of Heilongjiang province. Local land resources are abundant in Hegang city which has an economic development zone planning area of 54.22 square kilometers. In addition, the geographical conditions are particularly suitable for the growth of medicinal industry cannabis. The Government is willing to discuss proposals in detail with TNB.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, "Heilongjiang and Yunnan provinces are currently the only provinces in China where industrial hemp is allowed to grow. We are excited for this opportunity to leverage our technical expertise in advanced agricultural production techniques to develop operations in Heilongjiang. We plan to develop industrial hemp processing and CBD related products capacity in Heilongjiang. We believe we have identified an area with the appropriate soil and water conditions for industrial production."

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a holding company, through its subsidiaries and variable interest entities, undertakes vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com